UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2012 (January 20, 2012)

USA REAL ESTATE INVESTMENT TRUST
(Exact name of Registrant as specified in its charter)

California	000-16508	68-0420085
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

650 Howe Avenue, Suite 730, Sacramento, California, 95825
(Address of principal executive offices)

(916) 761-4992
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

On January 20, 2012, USA Real Estate Investment Trust (the “Trust”) entered into an agreement to purchase and sell (the “Agreement”) with AAA Land Company, LLC, an unaffiliated party (the “Purchaser”).  Pursuant to the terms of the Agreement, the Purchaser agreed to purchase from the Trust all of the Trust’s right, title and interest in approximately 121 acres of land in Wiggins, Mississippi owned by the Trust (the “Property”).  The Property is the only real property owned by the Trust.

The purchase price for the Property is $1.9 million (the “Purchase Price”), of which $100,000 (the “Deposit”) was payable as a deposit upon execution of the Agreement with the balance of the Purchase Price to paid in cash upon the closing of the transaction (“Closing”).  The Trust will pay a commission in the amount of $114,000 (6% of the Purchase Price) to its broker upon Closing.

Under the terms of the Agreement, the Purchaser agrees that, within ten days of the execution of the Agreement, it will provide the Trust with (i) a title insurance commitment setting forth any defects revealed by a title examination of the Property and (ii) written notice of each defect to which the Purchaser objects.  If the Trust is unable to cure any such defect within 30 days (as extended, the “Cure Period”) of receipt of the written notice from the Purchaser, Purchaser may elect to either (a) waive the defect or accept the Property subject to such defect or (b) terminate the Agreement.  The Purchaser may also terminate the Agreement if both parties agree that the defect cannot be reasonably cured by the Trust. If the Purchaser terminates the Agreement as a result of the foregoing, the Trust will return the Deposit to the Purchaser.

If the Purchaser breaches the Agreement by failing to purchase the Property, the Trust will be entitled to (i) specific performance of the Purchaser’s obligations to purchase the Property or (ii) terminate the Agreement, retain the Deposit (together with any accrued interest) and be reimbursed for out-of-pocket costs incurred as a result of the Purchaser’s breach.  If the Trust breaches this Agreement by failing to sell the Property, the Purchaser will be entitled to (a) specific performance of the Trust’s obligations to sell the Property or (b) terminate the Agreement, receive the Deposit (together with any accrued interest) and be reimbursed for out-of-pocket costs incurred as a result of the Trust’s breach.

The Closing is expected to occur no later than 30 days following the expiration of the Cure Period.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, which is attached as exhibit to this Current Report on Form 8-K.

Item 9.01         Financial Statements and Exhibits

(d)        Exhibits

Exhibit No.	Description

10.1	Agreement to Purchase and Sell, dated January 20, 2012, by and between the Trust and the AAA Land Company, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA REAL ESTATE INVESTMENT TRUST

Date: January 25, 2012	By:	/s/ Gregory E. Crissman
Gregory E. Crissman
Chief Financial Officer